Exhibit 99.1

SemGroup Corporation and Rose Rock Midstream Announce Planned Retirement of Vice President Peter L. Schwiering

Company Initiates Search for New Vice President

Tulsa, OK—February 10, 2016— SemGroup® Corporation (NYSE:SEMG) and Rose Rock Midstream, L.P. (NYSE:RRMS) today announced that Peter L. Schwiering, 71, who has served as a SemGroup vice president since February 2012, and in a variety of other leadership roles with the Company’s crude oil division since November 2000, including most recently as Chief Operating Officer and a director of the general partner of Rose Rock, will retire once a successor is in place. He will continue to serve in his current capacities until a successor is in place to ensure an orderly transition.

SemGroup will initiate a comprehensive search process to identify a successor. The company will consider both internal and external candidates, and Schwiering will work with the company to help identify his successor.

Carlin G. Conner, president and chief executive officer of SemGroup, said, “On behalf of SemGroup and Rose Rock, we wish Pete all the best in his retirement. With more than 40 years of industry experience, Pete has been a critical component in the growth of our company. Fortunately for us we expect to have access to Pete and his vast knowledge of crude oil markets post retirement by means of a consultancy agreement. Pete will also be instrumental in selecting his successor later in the year.”

About SemGroup Corporation
Based in Tulsa, Oklahoma, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.

About Rose Rock Midstream
Rose Rock Midstream, L.P. (NYSE:RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE:SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services. Headquartered in Tulsa, OK, Rose Rock Midstream has operations in six states with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Contacts:
Investor Relations:    Media:
Alisa Perkins     Kiley Roberson
SemGroup - 918-524-8081     918-524-8594
Rose Rock Midstream - 918-524-7711     kroberson@semgroupcorp.com
investor.relations@semgroupcorp.com     kroberson@rrmidstream.com
roserockir@rrmidstream.com